EXECUTION VERSION

Exhibit 4.6

Certain confidential information contained in this document, marked by asterisks, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

FIFTH AMENDMENT AND SUPPLEMENT TO UNIT
PURCHASE AND SUBSCRIPTION AGREEMENT

This FIFTH AMENDMENT AND SUPPLEMENT TO UNIT PURCHASE AND SUBSCRIPTION AGREEMENT (this “Amendment”), dated as of January 30, 2023, is entered into by and among Ioneer Rhyolite Ridge Holdings LLC, a Delaware limited liability company f/k/a Rhyolite Ridge Holdings LLC (the “Company”), ioneer Ltd, a company organized under the laws of Australia (the “ioneer Parent”), and Sibanye Stillwater Limited, a company organized under the laws of South Africa (the “Investor Parent”). The Company, ioneer Parent and Investor Parent are referred to individually herein as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, the Parties entered into a Unit Purchase and Subscription Agreement on September 16, 2021, which was amended by that certain Amendment to Unit Purchase and Subscription Agreement, dated as of November 3, 2021, that certain Amendment to Attachments of Unit Purchase and Subscription Agreement, dated as of December 14, 2021, that certain Second Amendment to Unit and Purchase and Subscription Agreement, dated as of March 31, 2022, that certain Third Amendment to Unit and Purchase and Subscription Agreement, dated as of June 21, 2022, and that certain Fourth Amendment and Supplement to Unit and Purchase and Subscription Agreement, dated as of December 27, 2022 (as amended, the “Agreement”);

WHEREAS, Ioneer USA Corporation submitted a loan application to the U.S. Department of Energy (the “DOE”), dated October 10, 2021, which was deemed substantially complete on December 15, 2021, and supplemented periodically during the due diligence process conducted by the DOE (as so supplemented, the “Application”). The Application was for a direct loan to the Company under DOE’s Advanced Technology Vehicles Manufacturing Incentive Program, to be made by and through the U.S. Federal Financing Bank. As of January 10, 2023, the DOE, the Company, ioneer Parent, and Investor Parent accepted and agreed to a conditional commitment letter attached as Appendix A hereto (as amended from time to time, the “Conditional Commitment Letter”), which confirmed the understanding and agreement between the parties thereto in connection with the proposed financing for the Project (as defined in the Conditional Commitment Letter);

WHEREAS, pursuant to Section 8.10 of the Agreement, the Agreement (including any Exhibits thereto) may be amended or supplemented by an instrument in writing executed by all Parties and expressly identified as an amendment;

WHEREAS, the Parties desire to amend and supplement the Agreement as contemplated by the terms and conditions of this Amendment; and

WHEREAS, capitalized terms used and not separately defined herein shall have the meanings given to them in the Agreement.

NOW, THEREFORE, for and in consideration of the foregoing and the respective representations, warranties, covenants, agreements and conditions set forth herein and in the Agreement, the Parties agree as follows:

1.          Indemnification in Connection with the Conditional Commitment Letter.

(a)	Indemnification.

(i)
ioneer Parent hereby agrees that it shall be responsible for, and shall, as suffered or incurred, indemnify, defend and hold harmless Investor Group and the Company, as applicable, from and against, all Claims, actions or causes of action, assessments, demands, losses, damages, judgments, fines, settlements, Liabilities, indemnification or other payment obligations, costs and expenses, including interest, penalties and reasonable attorneys’, experts’ and accounting fees and expenses of any nature whatsoever (collectively, “DOE Damages”), suffered by, imposed upon or incurred by Investor Group or the Company pursuant to, arising out of, relating to, in connection with or by reason of:

(1)
Section 3 of the Conditional Commitment Letter, including the respective agreements and obligations of Investor and the Company thereunder, other than any DOE Damages suffered by, imposed upon or incurred by Investor Group or the Company pursuant to Section 3(b) of the Conditional Commitment Letter solely to the extent arising out of or relating to any misappropriation of trade secrets or infringement of intellectual property rights by Investor relating to the Project;

(2)
Any breach or alleged breach of Section 4(i) of the Conditional Commitment Letter, but solely to the extent such DOE Damages are caused by, arise from or are based upon a breach or alleged breach of the respective representations and warranties of ioneer Parent or the Company made pursuant thereto;

(3)	Any breach or alleged breach of Section 4(ii), Section 4(iii) or Section 4(v) of the Conditional Commitment Letter; or

(4)
Any breach or alleged breach of Section 4(iv) of the Conditional Commitment Letter, but solely to the extent such DOE Damages are caused by, arise from or are based upon any breach of such Section 4(iv) based upon or relating to any information furnished from time to time by or on behalf of (w) any of ioneer Parent, its equity holders and Affiliates, and their respective managers, directors, officers, employees and agents, but excluding any member of the Investor Group (collectively, the “ioneer Group”), relating to the ioneer Group, excluding the Company and its Subsidiaries and the Project, (x) the ioneer Group or the Company prior to or upon Closing relating to the Company or any of its Subsidiaries or the Project, other than information that is Third Party Pre-Closing Information (as defined below), or (y) the ioneer Group or the Company after Closing relating to the Company or any of its Subsidiaries or the Project without Investor Parent’s prior written consent, not to be unreasonably withheld.

(ii)
Investor Parent agrees that it shall be responsible for, and shall, as suffered or incurred, indemnify, defend and hold harmless ioneer Group and the Company, as applicable, from and against, all DOE Damages suffered by, imposed upon or incurred by ioneer Group or the Company pursuant to, arising out of, relating to, in connection with or by reason of:

(1)
Section 3(b) of the Conditional Commitment Letter, including the respective agreements and obligations of ioneer Parent and the Company thereunder, but solely to the extent the DOE Damages suffered by, imposed upon or incurred by ioneer Parent or the Company pursuant to such Section 3(b) arise out of or relate to any misappropriation of trade secrets or infringement of intellectual property rights by Investor relating to the Project;

(2)
Any breach or alleged breach of Section 4(i) of the Conditional Commitment Letter, but solely to the extent such DOE Damages are caused by, arise from or are based upon a breach or alleged breach of the representations and warranties of Investor Parent made pursuant thereto; or

(3)
Any breach or alleged breach of Section 4(iv) of the Conditional Commitment Letter, but solely to the extent such DOE Damages are caused by, arise from or are based upon any breach or alleged breach of such Section 4(iv) based upon or relating to information furnished from time to time by Investor Group (other than the Company or its Subsidiaries or the Project) relating to the Investor Group (other than the Company or its Subsidiaries or the Project).

(iii)
ioneer Parent and Investor Parent agree that they shall each be responsible for ***% of any DOE Damages suffered by, imposed upon or incurred by ioneer Group, Investor Group or the Company pursuant to, arising out of, relating to, in connection with or by reason of any breach or alleged breach of Section 4(iv) of the Conditional Commitment Letter, but solely to the extent such DOE Damages are caused by, arise from or are based upon any breach or alleged breach of such Section 4(iv) based upon or relating to information (x) furnished from time to time by any of ioneer Group, the Company or Investor Group prior to the Closing with ioneer Parent’s (if such information was furnished by Investor Group) or Investor Parent’s (if such information was furnished by ioneer Group or the Company), prior written consent, not to be unreasonably withheld, conditioned or delayed (provided, that such consent shall be considered granted within *** (***) U.S. business days of ioneer Parent’s or Investor Parent’s, as applicable, notice to Investor Parent or ioneer Parent, respectively, requesting such consent unless the Party receiving such request notifies the requesting Party to the contrary during that period), (y) relating to the Company or any of its Subsidiaries or the Project and (z) prepared by one or more parties unrelated to the ioneer Group or the Investor Group (such information, the “Third Party Pre-closing Information”), and ioneer Parent and Investor Parent shall, as suffered or incurred, indemnify, defend and hold harmless, (A) ioneer Parent and Investor Parent, as applicable, from and against, any such DOE Damages suffered by, imposed upon or incurred by ioneer Parent and Investor Parent, as applicable, in excess of the amount for which it is responsible pursuant to this Section 1(a)(iii), and (B) the Company from and against ***% of any such DOE Damages suffered by, imposed upon or incurred by the Company.

(iv)
ioneer Parent and Investor Parent agree that they shall each be responsible for the amount resulting from multiplying their respective Indemnification Percentage (as defined below) by any DOE Damages suffered by, imposed upon or incurred by ioneer Group, Investor Group or the Company pursuant to, arising out of, relating to, in connection with or by reason of any breach or alleged breach of Section 4(iv) of the Conditional Commitment Letter, but solely to the extent such DOE Damages are caused by, arise from or are based upon any breach or alleged breach of such Section 4(iv) based upon any breach or alleged breach relating to information (x) furnished from time to time by any of the Company, ioneer Group or Investor Group after Closing with ioneer Parent’s (if such information was furnished by Investor Group or the Company) or Investor Parent’s (if such information was furnished by ioneer Group or the Company), as applicable, prior written consent, not to be unreasonably withheld, and (y) relating to the Company or any of its Subsidiaries or the Project, and ioneer Parent and Investor Parent shall, as suffered or incurred, indemnify, defend and hold harmless, (A) ioneer Parent and Investor Parent, as applicable, from and against, any such DOE Damages suffered by, imposed upon or incurred by ioneer Parent and Investor Parent, as applicable, in excess of the amount for which it is responsible pursuant to this Section 1(a)(iv), and (B) the Company, from and against, their respective Indemnification Percentage of any such DOE Damages suffered by, imposed upon or incurred by the Company.

“Indemnification Percentage” means, with respect to Investor Parent or ioneer Parent, as applicable, such Person’s and its Subsidiaries’ aggregate ownership percentage of the Company’s total equity at the time the claim for which indemnification is sought is asserted; provided, however, that if Investor Parent or ioneer Parent, as applicable, and its Subsidiaries’ aggregate ownership percentage of the Company’s total equity is higher at the time of the event giving rise to an obligation to indemnify hereunder than at the time the claim for which indemnification is sought is asserted, the Indemnification Percentage shall be measured as of the date of the event giving rise to the obligation to indemnify.

(b)
Expenses. ioneer Parent shall be responsible for any documented costs and expenses incurred by the DOE and payable by any person pursuant to Section 5 of the Conditional Commitment Letter (“DOE Expenses”) and shall, as suffered or incurred, indemnify, defend and hold harmless Investor Group and the Company, as applicable, from and against, any DOE Expenses paid by the Investor Group or the Company to the DOE or any other party pursuant to such Section 5; provided, however, that if the financing contemplated by the Conditional Commitment Letter shall have been consummated and the Closing shall have occurred, (i) Investor Parent shall, promptly following Closing, reimburse ioneer Parent for ***% of any DOE Expenses incurred after the date of the Conditional Commitment Letter and paid by ioneer Parent and (ii) without duplication of any amounts reimbursed by Investor Parent pursuant to Section 1(b)(i), if ioneer Parent or any Affiliate of ioneer Parent (other than the Company and its Subsidiaries) pay after Closing any DOE Expenses, Investor Parent shall, promptly after receipt of ioneer Parent’s invoice therefor, reimburse ioneer Parent for ***% of any such DOE Expenses or such lower percentage equal to Investor Parent’s and its Subsidiaries’ aggregate ownership percentage of the Company’s total equity at such time, as the case may be.

(c)
Application of Indemnity Provisions under the Agreement (Mutatis Mutandis). Except as specifically modified herein, the indemnification provisions contained in this Section 1 shall be subject to the terms and conditions of Section 6.3 (Conditions to Indemnification), Section 6.6 (Recovery) and Section 6.9 (Tax Treatment) of the Agreement (collectively, the “Applicable Indemnity Sections”), which shall in all respects apply (mutatis mutandis) with respect to the indemnification provisions contained in this Section 1. The references in the Applicable Indemnity Sections to “Article VI” as applied to this Section 1 shall be deemed to refer to this Section 1, and references in the Applicable Indemnity Sections to “Damages” as applied to this Section 1 shall be deemed to refer to “DOE Damages”. The Applicable Indemnity Sections, as applied to this Section 1, shall be deemed to have such other changes as shall be necessary to apply to the indemnification provisions contained in this Section 1.

(d)
Survival. The obligations provided for in this Section 1 shall terminate as of the expiration date of each respective representation, warranty, covenant or agreement under the Conditional Commitment Letter, except in each case as to matters for which a specific written claim for indemnity has been delivered to the party from which indemnification is sought on or before such expiration date.

2.          Binding Effect of the Agreement; No Waiver.  Except as expressly supplemented hereby, the Agreement shall remain in full force and effect in accordance with its terms. This Amendment shall not, except as expressly provided herein, operate as a waiver or release of any Party under the Agreement, nor constitute a waiver of any provision of the Agreement. Each Party reserves all of their rights under the Agreement except as expressly provided herein.

3.          Incorporation by Reference. The Recitals of this Amendment and Section 8.7 (Governing Law) and Section 8.8 (Consent to Jurisdiction; Waiver of Jury Trial) of the Agreement are hereby incorporated herein by reference, modified to the extent necessary to apply to this Amendment.

4.          Headings. The headings in this Amendment are inserted for convenience of reference only and are not intended to be a part of, or to affect the meaning or interpretation of, this Amendment.

5.          Invalidity. In the event that any one or more of the provisions contained in this Amendment or in any other instrument referred to herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Amendment or any other such instrument.

6.          Counterparts. This Amendment may be executed in one or more counterparts, each of which when executed shall be deemed an original but all of which shall constitute one and the same amendment. Delivery of an executed signature page of this Amendment by facsimile or other customary means of electronic transmission (e.g., “pdf” or signature via DocuSign or similar services) shall be effective as delivery of a manually executed counterpart hereof.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Parties hereto have executed and delivered this Amendment as of the date first above written.

IONEER RHYOLITE RIDGE HOLDINGS LLC

By:	/s/ Bernard Rowe
Name:	Bernard Rowe
Title:	President

Signature Page to Fifth Amendment and Supplement to Unit Purchase and Subscription Agreement

SIGNED for IONEER LTD. in accordance with section 127 of the Corporations Act 2001 (Cth):

By:	/s/ Bernard Rowe
Name:	Bernard Rowe
Title:	Director

By:	/s/ Ian Bucknell
Name:	Ian Bucknell
Title:	Secretary

Signature Page to Fifth Amendment and Supplement to Unit Purchase and Subscription Agreement

SIBANYE STILLWATER LIMITED

By:	/s/ Neal Froneman
Name:	Neal Froneman
Title:	CEO

Signature Page to Fifth Amendment and Supplement to Unit Purchase and Subscription Agreement

APPENDIX A

CONDITIONAL COMMITMENT LETTER

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